(a)(14)
GOLDMAN SACHS VARIABLE INSURANCE TRUST
AMENDMENT NO. 13 TO AGREEMENT
AND DECLARATION OF TRUST
     The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on December 17, 2009:
     RESOLVED, that the Agreement and Declaration of Trust of Goldman Sachs Variable Insurance Trust (the “Trust”) dated September 16, 1997, as amended (the “Declaration”) be amended as contemplated in Article V, Section 1 by changing the name of the existing series known as “Goldman Sachs Growth and Income Fund” to “Goldman Sachs Large Cap Value Fund”; and be it further
     RESOLVED, that the Declaration be further amended as contemplated in Article V, Section 1 by changing the name of the existing series known as “Goldman Sachs Capital Growth Fund” to “Goldman Sachs Strategic Growth Fund”; and be it further
     RESOLVED, that the officers of the Trust be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolutions, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of December 17, 2009	/s/ Peter V. Bonanno
Peter V. Bonanno
	Title:	Secretary